Exhibit 99.1

dELiA*s Appoints Independent Director to its Board of Directors.

NEW YORK, NEW YORK – (BUSINESS WIRE) – September 27, 2006 dELiA*s, Inc., a direct marketing and retail company comprised of three lifestyle brands primarily targeting consumers between the ages of 12 and 19, today announced the appointment of Gene Washington to its Board of Directors.

Gene Washington is the Director of Football Operations with the National Football League in New York. He previously served as a professional sportscaster and as Assistant Athletic Director for Stanford University prior to assuming his present position with the NFL in 1994. Mr. Washington has served as a director of Goodrich Petroleum Corporation, a NYSE-listed company, since 2003, and also served as a director of the former New York Bancorp, Inc.

“We are delighted to appoint Mr. Washington to our Board and believe his insights will be a true asset. His background and experience are very impressive and we are very pleased to be expanding the company’s Board to include his broad expertise,” said Robert Bernard, CEO of dELiA*s.

About dELiA*s, Inc.

dELiA*s, Inc. is a direct marketing and retail company comprised of three lifestyle brands primarily targeting consumers between the ages of 12 and 19. Its brands – dELiA*s, Alloy and CCS – generate revenue by selling apparel, accessories, footwear, room furnishings and action sports equipment predominantly to teenage consumers through direct mail catalogs, websites and, for dELiA*s, mall-based specialty retail stores.

Safe Harbor Language

This announcement may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding our expectations and beliefs regarding our future results or performance. Because these statements apply to future events, they are subject to risks and uncertainties. When used in this announcement, the words “anticipate”, “believe”, “estimate”, “expect”, “expectation”, “project” and “intend” and similar expressions are intended to identify such forward-looking statements. Our actual results could differ materially from those projected in the forward-looking statements. Additionally, you should not consider past results to be an indication of our future performance. For a discussion of risk factors that may affect our results see the “Risk Factors That May Affect Future Results” section of our Registration Statement on Form S-1, which is on file with the Securities and Exchange Commission. We do not intend to update any of the forward-looking statements after the date of this announcement to conform these statements to actual results, to changes in management’s expectations or otherwise, except as may be required by law.

CONTACT:

dELiA*s, Inc.	Integrated Corporate Relations, Inc.
John Holowko	Joe Teklits/James Palczynski
212.807.9060	203.682.8200